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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


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      14a-6(e)(2))
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[_]   Soliciting Material Under Rule 14a-12

                              RENTRAK CORPORATION
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               (Name of Registrant as Specified in Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rentrak v. Don Kundinger, et al.

     As reported in Rentrak's proxy statement for its 2000 Annual Meeting of Shareholders, a group of dissident shareholders who purport to be members of a group identifying itself as the Committee for Achievement of Rentrak Excellence (the "Shareholder Group") have asserted counterclaims against Rentrak, its directors, Rentrak Japan, K.K. and Culture Convenience Club Co., Ltd. alleging, among other things, that Rentrak and the other defendants have violated Section 13(d) of the Securities Exchange Act of 1934 by failing to file a Schedule 13D within 10 days after they allegedly formed a group to acquire Rentrak stock with the purpose or effect of influencing control of Rentrak and that Rentrak improperly granted loans to Ron Berger and Kim Cox to enable them to exercise certain of their stock options for the purpose of defeating the Shareholder Group in the impending proxy fight for control of Rentrak. On August 1, 2000, the counterclaimants filed a motion seeking a preliminary injunction enjoining all Rentrak directors and Mr. Cox from voting the shares of Rentrak common stock acquired on and after May 30, 2000, including shares recently acquired by them through the exercise of vested stock options pursuant to the Company's stock option loan program.

     On August 18, 2000, the United States District Court in Portland held a hearing on the Shareholder Group's motion for preliminary injunction. At the conclusion of the hearing the court orally issued a tentative ruling that it would enter a preliminary injunction enjoining Mr. Berger and Mr. Cox from voting the shares that they acquired through the exercise of stock options pursuant to the loan program at the annual meeting. The court ordered the parties to submit further briefing on the issue of the amount of a bond to be required to be posted by the Shareholder Group before the court's order for a preliminary injunction would be entered. In the event that the court issues a preliminary injunction, the terms of the injunction would be set forth in the court's order. The court scheduled a hearing for September 8, 2000 for further argument on the issue, although it stated that the court may act on the matter on the basis of the briefings to be submitted by the parties without holding a further hearing. Rentrak intends to submit a brief arguing that a preliminary injunction should not issue and that a bond in a substantial amount is necessary before any injunction should issue. Rentrak anticipates that the Shareholder Group will argue that no bond is necessary or that a bond only in a nominal amount should be required. Rentrak also intends to ask the court to conduct a trial as quickly as possible so that the court could make a final ruling prior to the scheduled date of the Annual Meeting.